Exhibit 99.2

                  NSD Bancorp, Inc. Redeems Shareholder Rights

     PITTSBURGH--(BUSINESS WIRE)--Oct. 15, 2004--NSD Bancorp, Inc. (Nasdaq:NSDB) and F.N.B. Corporation (NYSE:FNB) signed a definitive agreement to merge. In advance of entering into the definitive agreement with F.N.B., the NSD Board of Directors redeemed, for $0.001 per right, all rights under the Rights Agreement, dated September 12, 2002, entered into with Registrar and Transfer Company. Each NSD shareholder will receive notice of the redemption and will later receive the redemption price from Registrar and Transfer Company. When completed, the merger will increase F.N.B.'s asset size to approximately $5.8 billion, further strengthening its market position in Western Pennsylvania. The merger is subject to certain conditions, including the approvals of NSD shareholders and bank regulatory authorities.
     The merger is expected to close in the first quarter of 2005. Analysts, media, individual investors, and interested parties are invited to participate in a conference call on Friday, October 15, at 2:00 p.m. through a direct dial-in line at 1-800-346-7359, with the entry code #3044. For those unable to listen to the live call, a replay can be accessed after the call's conclusion until October 20, 2004. The replay number is 1-800-332-6854, with the entry code #3044. A transcript of the presentation will be posted on the F.N.B. web site.
     The merger is valued at approximately $135.8 million dollars in a tax-free 100% stock deal with a fixed exchange ratio of 1.8 F.N.B. Corporation shares for each share of NSD Bancorp. This purchase price is equivalent to $39.01 per share for NSD Bancorp shareholders, based upon F.N.B.'s closing price yesterday of $21.67. F.N.B. expects the combination to be accretive to its earnings per share and to its regulatory capital ratios in 2005.
     NorthSide Bank, NSD Bancorp's principal subsidiary, operates eleven full-service branches and represents approximately 9.4% of the deposit base in its market area. Its deposits of $394 million at June 30, 2004 have grown 32% over the past four years. After NorthSide Bank merges into F.N.B.'s subsidiary bank, First National Bank of Pennsylvania, its customers will be part of a network of 141 branches and enjoy the fourth largest market share in the markets which NorthSide Bank now operates.
     NSD Bancorp's common stock is quoted on and traded through NASDAQ under the symbol NSDB. For more information visit NSD Bancorp's web site at http://www.nsdbancorp.com.
     This press release contains "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on NSD's current expectations, estimates and projections about future events. This may include statements regarding the timing of the closing of the transaction, we well as the timing and success of integration efforts once the transaction is complete and the impact of the transaction. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, such as whether the merger will be approved by the shareholders of NSD Bancorp or by regulatory authorities, whether each of the other conditions to closing set forth in the merger agreement will be met and the general effects of financial, economic, regulatory and political conditions affecting the banking and financial services industries. Accordingly, actual results may differ materially. NSD Bancorp undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
     Investors and security holders are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.

     CONTACT: NSD Bancorp, Inc.
              William Marsh, 412-366-8340